UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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CME GROUP INC.
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The following communication was sent to the Class B-1 shareholders on or after May 25, 2011:

“Bad politicians are sent to Washington by good people who don’t vote.”

-Former U.S. Treasury Secretary William E. Simon

Dear CME Group B-1 Shareholder,

We need your vote. I need your vote.

I write to you today to follow up on the previous letter I sent introducing myself and explaining the basis of my candidacy for the CME Group’s (CME) Board of Directors.

Simply put, I am running for CME Board to create shareholder value for all shareholders, including the B-1 shareholder.

I am a second-generation equity member. I grew up at the CME. I have traded and filled customer orders for 25 years. I understand from firsthand experience the work ethic required to be a successful trader. Like the CME, I changed with the times during the advent of online trading in the 1990s. I understand the need for accountability at the management level if the CME is to keep its finger on the pulse of innovation and can move forward swiftly with products and services that add value for the client.

In other words, I’ve been around long enough to understand that if you’re not at the table, you’re on the menu.

Consider this axiom in the context of a CME share price that has retreated 60% while competitors take aim at our products.

More troubling then the times to me, however, is my sense that management is deaf to our concerns?

Yet, to the extent our concerns have not been addressed, we B-1 shareholders share the blame with management.

As you well know the level of priority management gives the B-1 shareholder is directly proportional to our level of engagement and our representation on the board.

As such, my urgent plea to you is to cast your vote in the upcoming board election.

In some of the previous election cycles, management has had to make last minute phone calls to get the requisite 33% of the Class B shareholders ballots cast necessary to hold the election.

Voter apathy is the status quo’s best friend. Given the current ROI, it is difficult for me to understand how any B-1 shareholder could be apathetic.

It is my unwillingness to settle for the status quo that galvanized me to run for the CME board.

I know we can do better for our shareholders. But that requires we demand better and work for better. That starts with the upcoming CME board election.

I respectfully ask for your vote for CME Board in the upcoming election.

Your vote is important. Whether or not you plan to attend the annual meeting, you are urged to vote your shares promptly by returning your proxy card or casting your vote over the Internet. Voting early will not affect your right to change your vote and/or to attend the meeting.

Thank you in advance for your time and consideration.

Sincerely,

Aryeh Shender

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.